Exhibit 2.5

Execution Version

Separation Agreement

relating to PLG

Dated	6 February 2013

EGH1 BV (1)

Warner Music Holdings Limited (2)

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT A CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION: [***].

TABLE OF CONTENTS

1	Interpretation	2
2	Separation	10
3	Post-separation rights and liabilities	10
4	Shared Assets and Liabilities	11
5	Artists and Licences	12
6	Specific Separation Matters	12
7	Wrong Pocket Assets	12
8	Wrong Pocket Liabilities	14
9	[***]	15
10	Release from Guarantees	15
11	Buyer’s Undertakings	16
12	Legal Proceedings	17
13	Privileged Matters	18
14	Disclosure and use of information	20
15	Books and Records, Tax and audits	20
16	Use of names	22
17	Separation Committee	23
18	Insurance Policies	24
19	Interaction with other Separation Documents	24
20	Costs	24
21	General	24
22	Entire Agreement	26
23	Assignment	26
24	Notices	26
25	Dispute escalation	27
26	Arbitration	28
27	Governing Law	28
28	Counterparts	28

DATE	FEBRUARY 2013

PARTIES

(1)	EGH1 BV, a company duly incorporated and existing under the laws of the Netherlands with registered number 56674576 whose principal place of business is at Gerrit van der Veenlaan 4, 3743 DN Baarn, the Netherlands (the “Seller”); and

(2)	WARNER MUSIC HOLDINGS LIMITED, a company duly incorporated and existing under the laws of England and Wales with registered number 08265081 whose principal place of business is at Seventh Floor, 90 High Holborn, London WC1V 6XX, United Kingdom (the “Buyer”).

THE PARTIES AGREE as follows:

1	Interpretation

1.1	In this Agreement, except where a different interpretation is necessary in the context, the words and expressions set out below shall have the following meanings:

Act	the Companies Act 2006

Affiliate	has the meaning given to it in the PLG SPA

Applicable Law	any enforceable law or regulation, or any enforceable judgment, injunction, order or decree by any court or Authority

Artwork	Artistic Work as defined in the CDPA

Asset	an asset, property, claim or right of any kind, character or description, whether real or personal, tangible or intangible and whether actual, contingent or prospective including under any Contract

Assignor	any Party which assigns its rights under this Agreement under clause 23

Assume	has the meaning given to it in clause 8.1(a) and “Assumption” is to be construed accordingly

Auditing Party	a party entitled to examine Books and Records in accordance with the terms of a Contract

Authority	any governmental, regulatory or other authority

Books and Records	includes (but is not limited to) all notices, correspondence, orders, inquiries, Tax returns, work papers, drawings, plans, books of account and other documents and all other computer disks or other information stored in electronic form

Business Day	a day other than a Saturday, Sunday or a public holiday in England and Wales

Buyer’s Group	the Buyer and each Buyer’s Group Company

Buyer’s Group Company	the Buyer or an undertaking which is, at the relevant time, an Affiliate of the Buyer including, from Completion, each PLG Company

Completion	has the meaning given to it in the PLG SPA

Completion Date	the date of Completion

Completion Statement	has the meaning given to it in the PLG SPA

Consents	consents and approvals from third parties (including from Authorities)

Contract	a contract entered into by a Buyer’s Group Company and/or a Seller’s Group Company prior to Completion

CDPA	the Copyright Designs and Patents Act 1988

Data Room	has the meaning given to it in the PLG SPA

Demand	any action, award, claim or other legal recourse, complaint, costs (including without limitation, legal costs), debt, demand, expense, damages, interest, fine, liability, loss, outgoing, penalty or proceeding

Divested Assets	all of the Assets of the PLG Companies as at Completion other than the Retained Assets and (to the extent that they are not Assets of any of the PLG Companies as at Completion) the Assets referred to in Schedule 3

Divested Liability	any Liability of the PLG Companies as at Completion other than any Retained Liability and (to the extent that they are not Liabilities of any of the PLG Companies as at Completion) any Liability which relates to a Divested Asset

Divested Trade Mark	“Parlophone” and any other trade mark the ownership of which, or rights under any licence to which, was transferred or agreed to be transferred to PLG, or is retained by PLG, pursuant to the Reorganisation

DSA	the distribution services agreement as described in paragraph 2.6 of Schedule 5

EMI Group	EMI Group Global Limited ((company number 07509551) whose registered office is at Citigroup Centre, 25 Canada Square, London, E14 5LB) and its subsidiary undertakings as at 28 September 2012

EMI Group Global Transaction Documents	has the meaning given in the PLG SPA

Encumbrance	any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement

Event	an event, act, transaction or omission, including a receipt or accrual of income or gains, distribution, failure to distribute, acquisition, disposal, transfer, payment, loan or advance

Future Joint Legal Proceedings	legal proceedings brought after Completion which relate to both: (a) any Retained Assets and/or Retained Liabilities; and (b) any Divested Assets and/or Divested Liabilities

Future PLG Legal Proceedings	legal proceedings brought after Completion which relate solely to Divested Assets and/or Divested Liabilities

Future Retained Legal Proceedings	legal proceedings brought after Completion which relate solely to Retained Assets and/or Retained Liabilities

Group	either the Seller’s Group, Buyer’s Group, the Retained Group or PLG (as applicable), and “Group Companies” are to be construed accordingly

Indemnified Person	a person claiming indemnification under any Indemnity

Indemnifying Party	a person liable to indemnify any Indemnified Person under any Indemnity

Indemnities	the indemnities given by the Seller in favour of the Buyer or by the Buyer in favour of the Seller, as the case may be, pursuant to this Agreement, and “Indemnity” is to be construed accordingly

Indemnity Claim	a claim by an Indemnified Person against an Indemnifying Party under any Indemnity

Insurance Policies	those of the Seller’s Group’s insurance policies in force at the date of this Agreement under which the PLG Companies benefit from insurance cover prior to Completion, to the extent that those are occurrence based policies under which the date on which the incident or event which is the subject of the claim occurred determines whether the loss is recoverable

KPMG Orinoco Steps Paper	the document entitled “Project Orinoco Tax Structure Paper” prepared by KPMG, dated 28 December 2012 and which is available in the Data Room at the date of this Agreement

Liability	a liability or obligation of any kind, character or description, whether actual or contingent, and includes liabilities and obligations arising for or in respect of Tax, fines, damages or equitable liabilities and obligations and “Liabilities” shall be construed accordingly

Losses	all Liabilities, costs, expenses, damages and losses (including any direct, indirect or consequential losses, loss of profit, loss of reputation and all interest, penalties all reasonable out-of-pocket costs and expenses (including reasonable legal and other professional costs and expenses) related to or arising therefrom), and “Loss” is to be construed accordingly

MP Group Companies	those Companies listed in Schedule 8 of the PLG SPA, and “MP Company” means any one of them

Music Publishing Activities	all activities typically associated with the business of a so called “music publisher” including the acquisition, administration, management and exploitation of any and all rights in musical works and/or literary works and any portions thereof in all media and, in the context of so-called “library music” or “production music” the sound recordings embodying such musical works and/or literary works, and “Music Publishing Activity” shall mean any such activity

Notice	a notice or other communication under or in connection with this Agreement

Ongoing Joint Claims

(a)    the claims listed at Schedule 6; and

(b)    any other proceedings which have been brought as of Completion (but not, for the avoidance of doubt, any proceedings brought after Completion) by or against both one or more Retained Group Companies and by one or more PLG Companies acting as joint claimants or joint defendants on a single claim and of which details are notified to the Buyer by the Seller

For the avoidance of doubt, Ongoing Joint Claims shall not include proceedings where one or more Retained Group Companies and one or more PLG Companies are suing the same defendant(s) on separate claims, or are being sued by the same defendant(s) on separate claims

Permitted Assignee

(a)    any company which is a subsidiary undertaking or parent undertaking of the Assignor or a subsidiary undertaking of a parent undertaking of the Assignor, at the time of the assignment provided that if at any time such company ceases to be a subsidiary undertaking or parent undertaking of the Assignor, or a subsidiary undertaking of a parent undertaking of the Assignor, it shall cease to have any further rights under this Agreement; or

(b)    any person which acquires the whole or substantially the whole of the assets of the Assignor’s Group

PLG	the Parlophone label group, comprising together the PLG Companies

PLG Business	the business of PLG immediately prior to Completion

PLG Companies	the Target Companies, the Subsidiaries and the EMI France Group, in each case as defined in the PLG SPA, and “PLG Company” means any one of them

PLG SPA	the share sale and purchase agreement relating to the sale and purchase of the PLG Companies entered into between, among others, the Seller and the Buyer on the date of this Agreement

[***]	[***]

[***]	[***]

Receipt	any payment, receipt, income, revenue, right or entitlement

Reorganisation	has the meaning given to it in the PLG SPA

Retained Asset	as defined in Schedule 4

Retained Group	all Retained Group Companies

Retained Group Company	a Seller’s Group Company which was a member of the EMI Group at 28 September 2012 and “Retained Group Companies” means all of them

Retained Liability	any Liability of the PLG Companies to the extent that it relates to any Retained Asset, including without limitation any Liability of any PLG Company to any person employed or engaged by that PLG Company at or before Completion exclusively in connection with or for the benefit of any Retained Asset

Retained Trade Mark	“EMI” and any other trade mark the ownership of which, or rights under any licence to which, was transferred or agreed to be transferred to the Seller’s Group, or is retained by the Seller’s Group, pursuant to the Reorganisation

Security Interest	a mortgage, charge, lien, pledge or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect

Security Obligation	any guarantee, indemnity, assurance, undertaking, commitment or other obligation

Seller’s Group	the Seller and each Seller’s Group Company

Seller’s Group Company	the Seller or an undertaking which is, at the relevant time, an Affiliate of the Seller (including, for the avoidance of doubt, EMI Group, but excluding from Completion any PLG Company) and “Seller’s Group Companies” means all of them

Sell-Off Period	the period of two years from the Completion Date

Separation Committee	has the meaning given to it in clause 17.1

Separation Documents	this Agreement, the Separation Plan, the Project Orinoco implementation documents listed at Schedule 12, and, when they become effective, the Transitional Services Agreement and the DSA

Separation Plan	the document entitled “the plan for the implementation of operational and structural separation of PLG from the EMI Group”, in the agreed form

Surrender of Group Relief	a surrender of group relief under Part 5 of the Corporation Tax Act 2010

Tax	any form of taxation, levy, duty, charge, contribution, withholding or impost of whatever nature (including any related fine, penalty, surcharge or interest) imposed, collected or assessed by, or payable to, a Tax Authority and shall include (where the liability is for Tax) any payment by way of reimbursement, recharge, indemnity, transferee or successor liability, or as a result of a person being or having at any time been a member of an affiliated, consolidated, combined or unitary group for any period or otherwise

Tax Authority	any government, state or municipality or any local, federal or other authority, body or official anywhere in the world exercising a fiscal, revenue, customs or excise function (including, HM Revenue and Customs and the U.S. Internal Revenue Service)

Tax Deed	has the meaning given in the PLG SPA

Third Party Claim	has the meaning given to it in Schedule 1

Transaction	the acquisition of the PLG Companies by the Buyer

Transfer	either:

(a) to transfer, assign or convey; or

(b) a transfer, assignment or conveyance

(as the context requires), and “Transferred” is to be construed accordingly

[***]	[***]

Transfer Documents	has the meaning given in the PLG SPA

Transfer Legislation	TUPE or any equivalent legislation implementing the European Acquired Rights Directive (Directive 77/187/EC, subsequently revised and considered in Directive 2001/23)

Transitional Services Agreements	has the meaning given in the PLG SPA

TUPE	the Transfer of Undertakings (Protection of Employment) Regulation 2006

VAT	value added Tax as provided for in VATA and subordinate legislation made under VATA, each enacted (whether before or after the date of this Agreement) or in any primary or secondary legislation promulgated by the European Community, or any official body or agency of the European Community, including without limitation EC Directive 2006/112/EC as amended, modified or re-enacted (whether before or after the date of this Agreement), and any similar goods and services, sales, consumption or turnover Tax whether within the European Community or elsewhere in the world

VATA	the Value Added Tax Act 1994;

VAT Group	a group for the purposes of the VAT Grouping Legislation

VAT Grouping Legislation	sections 43 to 43D (inclusive) of VATA and the Value Added Tax (Groups: eligibility) Order 2004 (SI 2004/1931) or equivalent VAT grouping provisions in other jurisdictions

Wrong Pocket Asset	a Wrong Pocket Divested Asset or a Wrong Pocket Retained Asset, as appropriate

Wrong Pocket Liability	a Wrong Pocket Divested Liability or a Wrong Pocket Retained Liability, as appropriate

Wrong Pocket Divested Asset	any right, title or interest which any Seller’s Group Company has in any Divested Asset

Wrong Pocket Divested Liability	any Liability of any Seller’s Group Company relating to a Divested Asset (including a Wrong Pocket Divested Asset)

Wrong Pocket Retained Asset	any right, title or interest which any PLG Company has in any Retained Asset

Wrong Pocket Retained Liability	any Liability of any PLG Company relating to a Retained Asset (including a Wrong Pocket Retained Asset)

1.2	In this Agreement, unless otherwise specified, a reference to:

(a)	liability under, pursuant to or arising out of (or any analogous expression) any contract includes a reference to any contingent liability under, pursuant to or arising out of (or any analogous expression) that contract;

(b)	a party being liable to another party, or to Liability, includes, but is not limited to, any liability in equity, contract or tort (including negligence) or under the Misrepresentation Act 1967;

(c)	a statute or statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time before the date of this Agreement and any subordinate legislation made under the statutory provision (as so modified or re-enacted) before the date of this Agreement;

(d)	a “person” includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality);

(e)	a “person” when construing any provision in relation to VAT, shall (where appropriate and unless the context otherwise requires) be construed, at any time when such person is treated as a member of a VAT Group, to include a reference to the representative member of such group at such time (so that a reference to X, for example, would read “X or the relevant representative member of the VAT Group of which X is a member (as the case may be)” (the term “representative member” to have the same meaning as for the purposes of the VAT Grouping Legislation);

(f)	a “party” or “Party” includes a reference to that party’s successors and permitted assigns;

(g)	a clause, paragraph or Schedule is a reference to a clause or paragraph of, or Schedule to, this Agreement;

(h)	“legal proceedings” includes mediation, arbitration, litigation and tribunal proceedings and any investigation conducted by or on behalf of an Authority which the Parties are subject or submit to;

(i)	any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing will in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term and to any English statute will be construed so as to include equivalent or analogous laws of any other jurisdiction;

(j)	a “day” (including within the phrase “Business Day”) means a period of 24 hours running from midnight to midnight;

(k)	any other document is a reference to that other document as amended, varied, novated or supplemented at any time;

(l)	any payment obligation due under this Agreement shall, unless expressly stated otherwise, be due in cash denominated in Pounds Sterling (GBP) and paid in full within 14 days of the date on which it became due;

(m)	except where the context specifically requires otherwise, words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part; and

(n)	times of the day is to London time.

1.3	A company or other entity shall be a “holding company” for the purposes of this Agreement if it falls within either the meaning attributed to that term in section 1159 and Schedule 6 of the Act or the meaning attributed to the term “parent undertaking” in section 1162 and Schedule 7 of the Act, and a company or other entity shall be a “subsidiary” for the purposes of this Agreement if it falls within any of the meanings attributed to a “subsidiary” in section 1159 and Schedule 6 of the Act or any of the meanings attributed to the term “subsidiary undertaking” in section 1162 and Schedule 7 of the Act, and the terms “subsidiaries” and “holding companies” are to be construed accordingly, save that an undertaking shall also be treated, for the purposes only of the membership requirement contained in subsections 1162(2)(b) and (d) of the Act, as a member of another undertaking if any shares in that other undertaking are held by a person (or its nominee) by way of security or in connection with the taking of security granted by the undertaking or any of its subsidiary undertakings.

1.4	The ejusdem generis principle of construction will not apply to this Agreement. Accordingly, general words will not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words. Any phrase introduced by the terms “other”, “including”, “include” and “in particular” or any similar expression will be construed as illustrative and will not limit the sense of the words preceding those terms.

1.5	Any indemnity to pay being given on an “after-Tax basis” means that the amount payable pursuant to such indemnity (the “Payment”) will be calculated in such a manner as will ensure that:

(a)	any Tax required to be deducted or withheld from the Payment;

(b)	the amount and timing of any additional Tax which becomes payable by the recipient of the Payment as a result of the Payment being subject to Tax in the hands of the recipient of the Payment; and

(c)	the amount and timing of any Tax saving which is obtained by the recipient of the Payment to the extent that such Tax saving is attributable to the matter giving rise to the Payment Obligation or to the receipt of the Payment

(which amount and timing is, failing agreement in writing between the relevant parties, to be determined by the auditors of the recipient at the shared expense of both Parties and is to be certified as such to the Party making the Payment), the recipient of the Payment is in the same position as that in which it would have been if the matter giving rise to the Payment Obligation had not occurred.

1.6	All sums set out in this Agreement or otherwise payable by any Party to any other Party pursuant to this Agreement shall be deemed to be exclusive of any VAT which is chargeable on the supply or supplies for which such sums (or any part thereof) are the whole or part of the consideration for VAT purposes.

1.7	Where, pursuant to the terms of this Agreement, any Party (the “Supplying Party”) makes a supply to any other Party (the “Recipient Party”) for VAT purposes and VAT is or becomes chargeable on such supply, the Recipient Party shall, subject to the receipt of a valid VAT invoice in respect of such supply, pay to the Supplying Party (in addition to and at the same time as any other consideration for such supply) a sum equal to the amount of such VAT.

1.8	References in this Agreement to any cost or expense incurred by any Party and in respect of which such Party is to be reimbursed or indemnified by any other Party under the terms of, or the amount of which is to be taken into account in any calculation or computation set out in, this Agreement shall include such part of such cost or expense as represents any VAT (whether paid pursuant to the reverse charge process or otherwise) but only to the extent that such first Party is not entitled to credit or repayment in respect of such VAT from any relevant tax authority and can provide written evidence to the other party demonstrating the same.

1.9	The headings in this Agreement do not affect its interpretation.

1.10	Where this Agreement provides that monies are to be paid from one Party to another Party (the “Receiving Party”), such monies may be paid to the Receiving Party’s nominee.

2	Separation

The Seller and other members of the Seller’s Group have agreed pursuant to clause 9 (Reorganisation) of the PLG SPA to carry out and implement the Reorganisation in accordance with the terms of that clause. The parties agree that the Reorganisation will (among other things) require the separation of the Divested Assets and the Retained Assets. This Agreement contains further provisions relating to the Reorganisation and the treatment of Divested Assets and Retained Assets following the implementation of the Reorganisation.

3	Post-separation rights and liabilities

3.1	Save to the extent already compensated for pursuant to clause 7.1(a), and subject to clause 3.5 if a Receipt in respect of or relating to any Divested Asset is received by the Seller (or any Seller’s Group Company) after Completion (whether or not the Receipt relates to a period before or after Completion), the Seller shall, or shall procure that such Seller’s Group Company shall, account to the Buyer for the amount of such Receipt, and until it has so accounted shall act as bare trustee for the Buyer in respect of such Receipt.

3.2	If a Receipt in respect of or relating to any Retained Asset, which has not been taken account in the Completion Statement, is received by the Buyer (or any Buyer’s Group Company) after Completion then, to the extent that the Seller has not already been compensated pursuant to clause 7.2(a) and subject to clause 3.5, the Buyer shall, or shall procure that such Buyer’s Group Company shall account to the Seller for the amount of such Receipt, and until it has so accounted shall act as bare trustee for the Seller in respect of such Receipt.

3.3	Save to the extent already compensated for pursuant to clause 7.1(d) or 8.2(d), the Buyer shall from Completion indemnify and keep indemnified (on an after-Tax basis) the Seller and each Seller’s Group Company in respect of all and any Demands which the Seller or any Seller’s Group Company may directly or indirectly suffer in connection with any Divested Liability and any other Liability arising out of or in connection with the ownership or operation of the Divested Assets at any time whether before or after Completion, save that this indemnity shall not extend to any Liability of a Seller Group Company to pay Tax to the extent that such Tax arose pursuant to an Event which occurred prior to Completion or relates to income or profits which accrued prior to Completion. Any claim for indemnification under this clause 3.3 will be subject to the provisions of Schedule 1.

3.4	Save to the extent already compensated for pursuant to clause 7.2(d) or 8.1(d), the Seller shall from Completion indemnify and keep indemnified (on an after-Tax basis) the Buyer and each Buyer’s Group Company in respect of all and any Demands which the Buyer or any Buyer’s Group Company may directly or indirectly suffer in connection with any Retained Liability and any other Liability arising out of or in connection with the ownership or operation of the Retained Assets at any time whether before or after Completion. Any claim for indemnification under this clause 3.4 will be subject to the provisions of Schedule 1.

3.5	Any Receipt or part of a Receipt received by or on behalf of a party in respect of or relating to any Divested Asset or any Retained Asset which represents VAT charged on a supply of goods or services, whether received by the Seller (or any Seller’s Group Company) or the Buyer or any Buyer’s Group Company and whether received before or after the Completion Date, shall be retained by or promptly paid to the party with the liability to account to HMRC or any other Tax Authority for that VAT. In addition, save to the extent taken into account in the Completion Statement, any repayment or credit from HMRC or any other Tax Authority in respect of VAT incurred in respect of or relating to any Divested Asset or any Retained Asset, shall be retained by or promptly paid to the party for which that VAT is input tax.

4	Shared Assets and Liabilities

4.1	If and to the extent that any Asset or any Liability (or any right in or entitlement to any Asset or Liability) other than any Asset identified or referred to in Schedule 3 or Schedule 4, relates to both a Retained Asset (or Retained Liability) and a Divested Asset (or Divested Liability), and does not relate primarily or exclusively to any of those, the Buyer and the Seller shall each use their reasonable endeavours, acting in good faith and in accordance with the principles of this and other Separation Documents, to procure that such Asset or such Liability be fairly apportioned between the Retained Group and PLG.

4.2	Clause 4.1 above is subject to the provisions of the Tax Deed, the other Separation Documents, clause 12 of this Agreement, Schedule 3 and Schedule 4 of this Agreement; and in the event of any conflict or inconsistency between the provisions of clause 4.1 and any of the Tax Deed, the other Separation Documents, clause 12 of this Agreement, Schedule 3 or Schedule 4 of this Agreement, then the provisions of the Tax Deed, such other Separation Document, clause 12 of this Agreement, Schedule 3 or Schedule 4 of this Agreement (as the case may be) shall prevail.

5	Artists and Licences

5.1	The provisions of this Agreement including but not limited to the provisions of clause 3 relating to Retained Liabilities, Retained Assets, Divested Liabilities and Divested Assets and the provisions of clause 15 relating to Books and Records shall apply to all Retained Liabilities, Retained Assets, Divested Liabilities and Divested Assets including any Retained Assets, Retained Liabilities, Divested Assets or Divested Liabilities which are the subject of [***].

5.2	Schedule 7, Schedule 8, Schedule 9, Schedule 10 and Schedule 11 contain supplementary provisions relating to certain artists (being either Retained Assets or Divested Assets) which shall apply in addition to the provisions of this agreement in relation to the Retained Assets and Divested Assets which are the subject of those Schedules.

5.3	In the event of any conflict or inconsistency between the applicable provisions of Schedule 7, Schedule 8, Schedule 9, Schedule 10 and Schedule 11, and the rest of this Agreement, the provisions of those Schedules shall prevail.

6	Specific Separation Matters

The provisions of Schedule 5 shall apply in relation to the specific separation matters dealt with therein. In the event of any conflict or inconsistency between the provisions of Schedule 5 and the rest of this Agreement, the applicable provisions of Schedule 5 shall prevail.

7	Wrong Pocket Assets

7.1	If, on or following Completion, either Party becomes aware that a Seller’s Group Company has any Wrong Pocket Divested Asset, including without limitation any US Copyright Office registration in the name of a Seller’s Group Company relating to any Divested Asset, it shall promptly notify the other Party and:

(a)	the Seller shall Transfer, or shall procure that the relevant Seller’s Group Company shall Transfer, all such right, title and interest in the Wrong Pocket Divested Asset, together with any benefit or sum paid or accruing to any Seller’s Group Company (to the extent not already compensated for pursuant to clause 3.1) as a result of having or having had any right, title and/or interest in the Wrong Pocket Divested Asset since the Completion Date, as soon as reasonably practicable following such notification to such PLG Company as the Buyer nominates on terms that no consideration is required to be provided or paid by any PLG Company for such Transfer;

(b)	each Party shall execute or do, or procure to be executed or done, all such documents and things as may be reasonably necessary validly to effect the Transfer and to vest the relevant right, title and/or interest in the Wrong Pocket Divested Asset in the relevant PLG Company;

(c)	the Buyer shall provide such assistance to the Seller’s Group Company as the Seller’s Group Company reasonably requires for the purposes of effecting the Transfer of the relevant right, title and/or interest in the Wrong Pocket Divested Asset in accordance with clause 7.1(a); and

(d)

save to the extent already compensated for pursuant to clause 3.3 or clause 8.2(d) the Buyer shall indemnify and keep indemnified each Seller’s Group Company on an after-Tax basis against all Losses incurred by such Seller’s Group Company since the Completion Date arising from or as a result of having or having had any right, title or interest in the Wrong Pocket Divested Asset save that any Losses (including any Liability to Tax) incurred by the relevant Seller’s Group Company in connection with the Transfer of any such right, title and/or interest (including any reasonable costs or expenses which are reasonably incurred in obtaining Consents referred to in clause 7.3) in accordance with this clause 7.1 shall not be subject to such indemnity and shall be solely for the account of the Seller and/or the relevant Seller’s Group Company. Any claim for indemnification under this clause 7.1 will be subject to the provisions of Schedule 1.

7.2	If, on or following Completion, either Party becomes aware that a PLG Company has any Wrong Pocket Retained Asset it shall promptly notify the other Party and:

(a)	the Buyer shall Transfer, or shall procure that the relevant PLG Company shall Transfer, all such right, title and interest in the Wrong Pocket Retained Asset, together with any benefit or sum paid or accruing to any Buyer’s Group Company (to the extent not already compensated for pursuant to clause 3.2) as a result of having or having had any right, title and/or interest in the Wrong Pocket Retained Asset since the Completion Date, as soon as reasonably practicable following such notification, to such Seller’s Group Company as the Seller nominates on terms that no consideration is required to be provided or paid by any Seller’s Group Company for such Transfer;

(b)	each Party shall execute or do, or procure to be executed or done, all such documents and things as may be reasonably necessary validly to effect the Transfer and to vest the relevant right, title and/or interest in the Wrong Pocket Retained Asset in the relevant Seller’s Group Company;

(c)	the Seller shall provide such assistance to the Buyer as the Buyer reasonably requires for the purposes of effecting the Transfer of the relevant right, title and/or interest in the Wrong Pocket Retained Asset in accordance with clause 7.2(a); and

(d)	save to the extent already compensated for pursuant to clause 3.3 or clause 8.1(d) the Seller shall indemnify and keep indemnified each PLG Company on an after-Tax basis against all Losses incurred by any PLG Company whether before or after the Completion Date arising from or as a result of having or having had any right, title and/or interest in the Wrong Pocket Retained Asset and including any Losses (including any Liability to Tax) incurred by any PLG Company in connection with the Transfer of any such right, title and/or interest (including any reasonable costs or expenses which are reasonably incurred in obtaining Consents referred to in clause 7.3) in accordance with this clause 7.2. Any claim for indemnification under this clause 7.2 will be subject to the provisions of Schedule 1.

7.3	Neither Party shall be obliged to Transfer (or to procure the Transfer of) any Wrong Pocket Asset which cannot by its terms, by contract or by Applicable Law be so Transferred, provided that the Parties shall cooperate and shall use reasonable commercial endeavours to obtain such Consents as may be necessary in order to complete such Transfer. The Parties will cooperate so as to complete or procure completion of such Transfer as soon as practicable. If and when such Consents have been obtained, the Transfer of such Wrong Pocket Asset will be effected in accordance with clause 7.1 or 7.2 (as applicable).

7.4	Pending the Transfer of any right, title or interest in any Wrong Pocket Asset as provided in clause 7.1 or 7.2 (as the case may be) and to the extent permitted by Applicable Law and the terms of the relevant Wrong Pocket Asset (if any), the Party whose Group retains such right, title or interest must:

(a)	hold, or cause the relevant member of its Group to hold, such Wrong Pocket Asset on trust for the use and benefit of the member of the other Party’s Group to which such right, title or interest is to be Transferred (in this clause 7.4, “Transferee”); and

(b)	at the Transferee’s cost, perform or procure the performance of all obligations in respect of the Wrong Pocket Asset;

and take such other actions as may reasonably be requested by the Transferee, in order to place the Transferee in the same position it would have been in had such Wrong Pocket Asset been Transferred on the Completion Date, to the intent and effect that as between themselves and the members of their respective Groups and otherwise to the extent permitted by Applicable Law and the terms of the Wrong Pocket Asset, all the benefits and burdens relating to such Wrong Pocket Asset (including possession, use, risk of loss and damage, potential for gain, and control over such Wrong Pocket Asset) will inure from and after the Completion Date to the Transferee.

8	Wrong Pocket Liabilities

8.1	If on or following Completion, either Party becomes aware that a PLG Company has any Wrong Pocket Retained Liability it shall promptly notify the other Party and:

(a)	the Seller shall, or shall cause a Seller’s Group Company to, accept, assume (or, as applicable, retain), perform, discharge and fulfil, in accordance with their respective terms (“Assume”), such Wrong Pocket Retained Liability, as soon as reasonably practicable following such notification, on terms that no consideration is required to be provided or paid by any PLG Company for such Assumption of a Wrong Pocket Retained Liability;

(b)	each Party shall execute or do, or procure to be executed or done, all such documents and things as may be necessary to validly effect the Assumption of the Wrong Pocket Retained Liability by the relevant Seller’s Group Company;

(c)	the Buyer shall provide such assistance to the Seller or the relevant Seller’s Group Company as the Seller reasonably requires for the purposes of effecting the Assumption of the Wrong Pocket Retained Liability in accordance with clause 8.1(a); and

(d)	save to the extent already compensated for pursuant to clause 3.4 or clause 7.2(d) the Seller shall indemnify and keep indemnified each PLG Company on an after-Tax basis against all Losses incurred by any PLG Company and not taken into account in the Completion Statement, whether before or after the Completion Date arising from or as a result of having the Wrong Pocket Retained Liability (including any reasonable costs or expenses reasonably incurred in obtaining Consents referred to in clause 8.3). Any claim for indemnification under this clause 8.1 shall be subject to the provisions of Schedule 1.

8.2	If on or following Completion, either Party becomes aware that a Seller’s Group Company has any Wrong Pocket Divested Liability it shall promptly notify the other Party:

(a)	the Buyer shall, or shall cause a PLG Company to, Assume such Wrong Pocket Divested Liability, as soon as reasonably practicable following the date of this Agreement on terms that no consideration is required to be provided or paid by any Seller’s Group Company for such Assumption of a Wrong Pocket Divested Liability;

(b)	each Party shall execute or do, or procure to be executed or done, all such documents and things as may be necessary to validly effect the Assumption of the Wrong Pocket Divested Liability by the relevant PLG Company;

(c)	the Seller shall provide such assistance to the Buyer as the Buyer reasonably requires for the purposes of effecting the Assumption of the Wrong Pocket Divested Liability in accordance with clause 8.2(a); and

(d)	save to the extent already compensated for pursuant to clause 3.4 or clause 7.1(d) the Buyer will indemnify and keep indemnified the Seller and each Seller’s Group Company on an after-Tax basis against all Losses incurred by the Seller or any Seller’s Group Company since the Completion Date arising from or as a result of having the Wrong Pocket Divested Liability since the Completion Date save that any costs or expenses (including any Liability to Tax) incurred by the Seller or any Seller’s Group Company in connection with the Assumption of such Wrong Pocket Divested Liability (including any reasonable costs or expenses which are reasonably incurred in obtaining Consents referred to in clause 8.3) in accordance with this clause 8.2 shall not be subject to such indemnity and shall be solely for the account of the Seller and/or the relevant Seller Group Company. Any claim for indemnification under this clause 8.2 will be subject to the provisions of Schedule 1.

8.3	Neither Party will be obliged to Assume (or to cause any of its Group Companies to Assume) any Wrong Pocket Liability which cannot by its terms or by contract or by Applicable Law be so Assumed, provided that the Parties will cooperate and will use reasonable commercial endeavours to obtain such Consents as may be necessary in order to complete such Assumption. The Parties will cooperate so as to complete or procure the Assumption of such Wrong Pocket Liability as soon as practicable. If and when such Consents have been obtained, the Assumption of such Wrong Pocket Liability will be effected in accordance with clause 8.1 or 8.2 (as applicable).

8.4	Pending the Assumption of any Wrong Pocket Liability as provided in clause 8.1 or 8.2 (as applicable) and to the extent permitted by Applicable Law and the terms of the relevant Wrong Pocket Liability (if any), the Party whose Group retains such Wrong Pocket Liability shall, at the cost of the person intended to Assume such Wrong Pocket Liability, perform or procure the performance of all obligations in respect of such Wrong Pocket Liability and take such other actions as may reasonably be requested by the person intended to Assume such Wrong Pocket Liability in order to place the person intended to Assume such Wrong Pocket Liability in the same position it would have been in had such Wrong Pocket Liability been Assumed on or before the Completion Date to the intent and effect that as between themselves and their respective Group Companies and otherwise to the extent permitted by Applicable Law and the terms of the Wrong Pocket Liability, all the benefits and burdens relating to such Wrong Pocket Liability (including possession, use, risk of loss and damage, potential for gain, and control over such Wrong Pocket Liability) will inure from and after the Completion Date to the person intended to Assume such Wrong Pocket Liability.

8.5	The parties acknowledge that any two or more of clauses 7, 8 and 10 might apply in the case of a Liability relating to a Wrong Pocket Retained Asset or a Wrong Pocket Divested Liability. In such case, the clauses shall be construed so that no Loss of any party shall be compensated more than once.

9	[***]

10	Release from Guarantees

10.1

Without prejudice to clauses 8.1 and 8.2, the Seller shall use all reasonable endeavours to procure the absolute and unconditional release and discharge in full, as soon as reasonably practicable after the date of this Agreement, of each Security Obligation granted or entered into by any PLG Company (including any Security Interest on, over or affecting any of the Divested Assets) of which it is currently aware or of which it becomes aware and which relates to or arises from any Retained Liability or any other Liability of a Seller’s Group Company, in each case at the cost of the Seller. The Seller will indemnify the relevant PLG Company on an after-Tax basis against all Liabilities, costs and expenses incurred by that PLG Company which were not discharged prior to the

Completion Date and which are related to or arise from any such Security Obligation. Any claim for indemnification under this clause 10.1 will be subject to the provisions of Schedule 1.

10.2	Without prejudice to clauses 8.1 and 8.2, the Buyer will use all reasonable endeavours to procure the absolute and unconditional release and discharge in full, as soon as reasonably practicable after the Completion Date, of each Security Obligation of which it becomes aware granted or entered into by any Seller’s Group Company (including any Security Interest on, over or affecting any of the Retained Assets) which relates to or arises from any Divested Liability or any Liability of any PLG Company, in each case at the cost of the Buyer. The Buyer will indemnify the relevant Seller’s Group Company on an after-Tax basis against all Liabilities, costs and expenses incurred by that Seller’s Company which were not discharged prior to the Completion Date and which are related to or arise from any such Security Obligation.

10.3	Without prejudice to clauses 8.1 and 8.2, the Buyer shall use all reasonable endeavours to procure the absolute and unconditional release and discharge in full as soon as reasonably practicable after the Completion Date (or upon first becoming aware of such Security Obligation, if later) of each Security Obligation granted or entered into by any MP Group Company in respect of any liability of any PLG Company entered into prior to the date of this Agreement in each case at the cost of the Buyer. The Buyer will indemnify the relevant MP Group Company on an after-Tax basis against all liabilities, costs and expenses incurred by that MP Group Company which were not discharged prior to the Completion Date and which are related to or arise from any such Security Obligation.

10.4	Any claim for indemnification under this clause 10.2 will be subject to the provisions of Schedule 1.

10.5	This clause 10 will not apply with respect to any Security Obligation granted or entered into by any member of the Seller’s Group or the Buyer’s Group (including any Security Interest on, over or affecting any of its Assets) for or in respect of any Liability under the Transaction Documents.

11	Buyer’s Undertakings

11.1	The Buyer undertakes to the Seller, that following Completion no PLG Company will instruct any person to, at any time during the period starting on the Completion Date and ending on the date which is 18 months from 29 June 2012, directly or indirectly solicit, engage or employ, or offer to engage or employ or contact with a view to engaging or employing, or enter into or offer to enter into any contract for services of, (whether paid or unpaid), any Restricted Person.

11.2	Clause 11.1 shall not prohibit any person from employing a Restricted Person who has responded to a bona fide recruitment advertisement not specifically targeted at such Restricted Person and provided that no instruction or encouragement is given to any employment agency or other third party to approach such Restricted Person in connection with such advertisement campaign.

11.3	Clause 11.1 shall not apply to any Restricted Person whose employment transfers to a PLG Company on Completion pursuant to the Transfer Legislation or by operation of Applicable Law.

11.4	The Buyer acknowledges and agrees that each undertaking under clause 11.1 is necessary in order to protect the legitimate business interests of the MP Group Companies.

11.5	In this clause 11 “Restricted Person” means any director, officer, employee or consultant of any of the MP Group Companies whose annual salary (not including bonus) under the terms of his or her appointment or employment as existing on 29 June 2012 was over £200,000.

11.6	The Buyer agrees that it will procure that no PLG Company will amend, terminate, vary or waive its rights under the EMI Group Global Transaction Documents or take any step that has in substance,

the same effect, without the prior written consent of the Seller (which consent may be withheld in its absolute discretion).

12	Legal Proceedings

12.1	The Parties agree that with respect to any legal proceeding commenced against any Retained Group Company and/or PLG Company on or after Completion that relates to facts, matters or circumstances existing or arising before, on or after Completion, control of the legal proceeding will be assumed by:

(a)	a Retained Group Company, in the case of any Future Retained Legal Proceedings, and the Seller will use reasonable endeavours to have a Retained Group Company substituted for any PLG Company which may be named as a defendant in such Future Retained Legal Proceedings; provided, however, that no Retained Group Company will be required to make any such effort if the removal of any PLG Company would jeopardise insurance coverage or rights to indemnification from third parties applicable to such Future Retained Legal Proceeding;

(b)	a PLG Company, in the case of any Future PLG Legal Proceedings, and the Buyer will use reasonable endeavours to have a PLG Company substituted for any Retained Group Company which may be named as a defendant in such Future PLG Legal Proceedings; provided, however, that no PLG Company will be required to make any such effort if the removal of any PLG Company would jeopardise insurance coverage or rights to indemnification from third parties applicable to such Future PLG Legal Proceeding; and

(c)	except as provided in clauses (a) or (b) or as may be otherwise agreed by the Parties, a Retained Group Company and a PLG Company jointly in the case of any Future Joint Legal Proceedings; provided, however, that no member of either Group may settle a Future Joint Legal Proceeding without the prior written consent of the members of the other Group named or involved in such Future Joint Legal Proceeding, which consent will not be unreasonably withheld or delayed; and

(d)	except as expressly provided in this Agreement or as may be otherwise agreed in writing by the Parties, each PLG Company and Retained Group Company separately.

12.2	In the case of control of legal proceedings being assumed by:

(a)	a Retained Group Company pursuant to clause 12.1(a) then the Buyer shall procure that each PLG Company shall, insofar as they are permitted to do so and to the extent that they are indemnified to their reasonable satisfaction by the Seller or a Seller’s Group Company, cooperate with such Retained Group Company in relation to such proceedings;

(b)	a PLG Company pursuant to clause 12.1(b) then the Seller shall procure that each Seller’s Group Company shall, insofar as they are permitted to do so and to the extent that they are indemnified to their reasonable satisfaction by the Buyer or a Buyer’s Group Company, cooperate with such PLG Company in relation to such proceedings.

12.3	Each Party will, and will cause its Group Companies to, attempt in good faith to not accept service on behalf of any of the other Party’s Group Companies, and will, and will cause its Group Companies to, use reasonable endeavours to deliver to the other any legal process or other documents incorrectly delivered to them or their agents as soon as possible following receipt.

12.4	Each Party will, and will cause its Group Companies to:

(a)	use reasonable endeavours to continue to prosecute the Ongoing Joint Claims in good faith and in the same manner in which they have been prosecuted prior to Completion; and

(b)	consult and negotiate with one another, in good faith and, recognising their mutual interests, seek to apportion as between the Parties:

(i)	all legal and other costs incurred after Completion;

(ii)	the aggregate of all damages, costs or other awards against the claimants or defendants after Completion; and

(iii)	the aggregate of all costs or other awards in favour of the claimants or defendants after Completion in each case in relation to the Ongoing Joint Claims.

12.5	Nothing in this clause 12 will affect in any way the express indemnification provisions of this Agreement or, for the avoidance of doubt, the Assumption or allocation of Liabilities as between the Parties as provided in this Agreement. Schedule 1 shall not apply to any indemnity arrangement established between the parties pursuant to clause 12.2.

12.6	For the avoidance of doubt the provisions of this clause 12 shall not apply in respect of any infringing digital services claims which have been brought by any Retained Group Company or any PLG Company prior to Completion (“Existing Digital Services Claims”). The Buyer and the Seller agree that each Retained Group Company and each PLG Company shall retain the conduct, cost and benefit of any Existing Digital Services Claims brought by it, irrespective of whether any repertoire cited in such Digital Services Claims is owned or controlled by that Retained Group Company’s, or that PLG Company’s, (as the case may be) Group after Completion.

12.7	In the event of any conflict or inconsistency between the provisions of this clause 12 and clause 8, the provisions of this clause 12 shall prevail.

13	Privileged Matters

13.1	The Parties recognise that certain legal and other professional services (both internal and external) have been and will be provided prior to and after the date of this Agreement and have been and will be rendered for the collective benefit of both PLG and the Retained Group, and that both the PLG Companies and the Retained Group Companies should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under Applicable Law; and with respect to such services the Parties agree as follows:

(a)	no Party will be entitled to assert privilege with respect to such legal and other professional services provided prior to Completion against the other Party or any Group Company of the other Party;

(b)	the Seller is entitled, on behalf of itself or any Retained Group Company, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged advice or information that relates solely to the subject matter of any claims constituting Retained Liabilities, Retained Assets or any Liabilities or Assets of any Retained Group Company, now pending or which may be asserted in the future, in any lawsuits, legal proceedings, other proceedings, or information request by any Authority, initiated against or by any Retained Group Company, whether or not the privileged advice or information is in the possession of or under the control of the Retained Group or PLG;

(c)	the Buyer is entitled, on behalf of itself or any PLG Company, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged advice or information that relates solely to the subject matter of any claims constituting Divested Liabilities, Divested Assets or any Liabilities or Assets of any PLG Company, now pending or which may be asserted in the future, in any lawsuits, legal proceedings, other proceedings, or information request by any Authority, initiated against or by any PLG Company, whether or not the privileged advice or information is in the possession of or under the control of the Retained Group or PLG; and

(d)	the Parties have a shared privilege, with equal right to assert or waive, subject to the restrictions in this clause 13, with respect to all privileges not allocated pursuant to the terms of clauses (b) or (c). All privileges relating to any claim, legal proceeding, litigation, dispute, information request by any Authority, or other matters, whether within existence or within reasonable contemplation, which involve both Retained Group Companies and PLG Companies in respect of which such parties retain any responsibility or Liability under this Agreement, are subject to a shared privilege among them.

13.2	No Party may waive any privilege which could be asserted under any Applicable Law in which the other Party has a shared privilege without the written consent of the other Party, which must not be unreasonably withheld or delayed. Written consent will be deemed to have been given by the other Party unless it makes a written objection within 10 Business Days after a written request is made for such consent.

13.3	If there is any litigation or dispute between or among the Parties or any of their respective Group Companies, either Party may waive a privilege in which the other Party or such Group Company has a shared privilege, without obtaining the consent of the other Party; provided that such waiver of a shared privilege will be effective only as to the use of advice or information with respect to the litigation or dispute between the relevant Parties and/or the applicable Group Companies, and will not operate as a waiver of the shared privilege with respect to any current or future dispute or legal proceeding with third parties.

13.4	If a dispute arises between or among the Parties or any of their respective Group Companies regarding whether a privilege should be waived to protect or advance the interest of any Party, each Party agrees that it will negotiate in good faith, will endeavour to minimise any prejudice to the rights of the other Party. For the purposes of clause 13.2, it shall be unreasonable for a Party to withhold its consent to a waiver for any purpose except to protect its own legitimate interests or to comply with Applicable Law.

13.5	Upon receipt by either Party or by any Group Company of any subpoena, demand for discovery, information request, or like request, which calls for the production or disclosure of Books or Records or other advice or information subject to a shared privilege or as to which the other Party has the sole right hereunder to assert a privilege, or if either Party obtains knowledge that any of its or its Group Companies’ current or former officers or employees have received any subpoena, demand for discovery, information request, or like request which calls for the production or disclosure of such privileged Books or Records, advice or other information, such Party will promptly notify the other Party of the existence of the request and will provide the other Party with a reasonable opportunity to review the Books or Records, advice or other information (save to the extent such advice or Books or Records contain commercially sensitive information, in which case they shall be provided only to the lawyer of that other Party) and to assert any rights it or they may have under this clause 13 or otherwise to prevent the production or disclosure of such privileged advice or information.

14	Disclosure and use of information

The provisions of clause 21 (Announcements) and clause 22 (Confidentiality) of the PLG SPA shall apply to this Agreement, in each case mutatis mutandis as if they were provisions of this Agreement

15	Books and Records, Tax and audits

15.1	Each Party shall not, and will procure that each of its Group Companies shall not, take any action which the Party knew, or could (having made enquiry of the other Party) reasonably have known, would or would be likely to give rise to any Liability or increased Liability to Tax of any Group Company of the other Party (or any MP Group Company) concerning Tax periods that begin prior to Completion (or in respect of any MP Group Company, prior to 29 June 2012) including as a result of the total or partial withdrawal of any Surrender of Group Relief that was properly submitted to the relevant Taxing Authority on or before 29 June 2012.

15.2	Nothing in clause 15.1 shall prevent any Party or any of its Group Companies from undertaking the Reorganisation. In the event of a breach of clause 15.1, no Losses may be claimed by either Party. The sole remedy for the Buyer for any breach of clause 15.1 by the Seller shall be a further Surrender of Group Relief from the Seller’s Group in accordance with the provisions at clause 11.3 of the Tax Deed. The sole remedy for the Seller for any breach of clause 15.1 by the Buyer shall be a further Surrender of Group Relief from the Buyer’s Group in accordance with the provisions at clause 11.3 of the Tax Deed, replacing references to the Seller by the Buyer (and vice versa) and making any other necessary modifications

15.3	Each Party (in this clause 15.3 to 15.9 (inclusive), the “Relevant Party”) will from Completion, and will procure that each of its Group Companies will from Completion, cooperate fully, as and to the extent reasonably requested in writing by the other Party (in this clause 15.3 to 15.9 (inclusive), the “Other Party”) or by such other person as the Other Party may direct (in this clause 15.3 to 15.9 (inclusive), the “Other Person”), in connection with the preparation and filing of Tax Returns or reports by the Other Party or the Other Party’s Group Companies or the Other Person or its Affiliates and any audits, examinations, or other administrative or judicial proceedings with respect to Taxes of the Other Party or the Other Person or the Other Party’s Group Companies or the Other Person’s Affiliates (such Tax Returns, reports, audits, examinations and proceedings, collectively, “Tax Matters”).

15.4	Without limitation to clause 15.3, and except as restricted by Applicable Law, each Party (in this clause 15, the “Relevant Party”) will, and will procure that its Group Companies, promptly upon written request by the other Party (in this clause 15, the “Other Party”) or the Other Person (as defined in clause 15.3 provide to the Other Party or the Other Person (as applicable) copies of all Books and Records or other information (or originals if the Other Party or the Other Person has a reasonable need for an original) in existence as of Completion and in the possession or control of the Relevant Party or any of its Group Companies to the extent such Books and Records or other information:

(a)	relate to the Other Party or any of its Group Companies or the conduct of the business of the Seller’s Group (where the Other Party is the Seller) or the PLG Business (where the Other Party is the Buyer) or relates to the Other Person or any of its Affiliates or the conduct of the business of the Other Person prior to the date of this Agreement; or

(b)	are requested in connection with Tax Matters,

and, in each case, is identified in the written request by the Other Party or the Other Person. Where Books and Records are requested in relation to an examination which an Auditing Party is entitled to undertake, the written request shall be deemed to identify all Books and Records in the possession or control of the Relevant Party or any of its Group Companies which are required to be made available in connection with the relevant right to audit, provided that the written request identifies the Contract or Contracts under which the right of examination arises and the accounting periods in respect of which the examination is to be undertaken, which shall be sufficient to identify the Books and Records required to be produced in relation to such examination.

15.5	The Relevant Party will, and will procure that its Group Companies will make available employees and advisors during normal business hours and on reasonable prior notice to discuss and answer reasonable questions of the Other Party or the Other Person and its advisors concerning such Books and Records and information. The Other Party or Other Person shall reimburse the Relevant Party in respect of any expenses (other than internal costs of the Relevant Party or its Group Companies) reasonably incurred by the Relevant Party in complying with this clause 15.5.

15.6	If requested to do so in writing by the Other Party, the Relevant Party will also make available to the duly authorised representative of the Auditing Party during normal business hours and on reasonable prior notice such Books and Records in the possession or control of the Relevant Party or any of its Group Companies as the Auditing Party is entitled to examine in accordance with the terms of the relevant Contract. The Buyer and the Seller shall and shall procure that their respective Group Companies shall co-operate with each other in good faith in relation to examinations conducted by an Auditing Party which require the examination of Books and Records under this clause 15. The Other Party shall conduct all discussions, communications and negotiations with the Auditing Party and the Relevant Party will not concede, acknowledge or offer to settle any claims made by the Auditing Party without the prior written consent of the Other Party. Payments made to settle claims made by an Auditing Party constitute Liabilities in respect of which the provisions of clause 3 may apply.

15.7	If the Relevant Party becomes aware that it is in possession of Books and Records that meet the criteria set out in clause 15.4(a), it shall notify the Other Party within five business days. The Other Party or the Other Person may then seek to obtain such information pursuant to clause 15.4.

15.8	The Relevant Party will, and will procure that its Group Companies will:

(a)	retain all Books and Records and other information in existence as of Completion and in its possession or control that are relevant to Tax Matters concerning Tax periods of the Other Party or its Group Companies or the Other Person or its group companies (as notified to the Relevant Party) that begin prior to Completion for the later of seven years from Completion and the expiry of the applicable periods of limitation with respect to such Tax periods, and abide by all record retention agreements entered into with any Taxing Authority (and for these purposes, the Relevant Party will notify the Other Party of any record retention agreement into which it has entered and any changes to the terms thereof); and

(b)	retain all Books and Records and other information in existence as of Completion and in its possession and control that relates to the Other Party or its Group Companies or the conduct of the business of the Seller’s Group (where the Other Party is the Seller) or the PLG Business (where the Other Party is the Buyer) or relates to the Other Person or any of its Affiliates or the conduct of the business of the Other Person prior to the date of this Agreement for ten years from the date of this Agreement, or give the Other Party reasonable written notice prior to Transferring, destroying or discarding any such Books and Records or other information and, if the Other Party so requests within 30 days following delivery of such notice, allow the Other Party to take possession of such Books and Records or other information.

15.9	The obligations of each Party under this clause 15:

(a)	with respect to Tax Matters, will survive for the later of seven years from the date of this Agreement and the expiry of all applicable statutes of limitation related to Tax Matters; and

(b)	with respect to any other matters, will survive for ten years from the date of this Agreement provided that termination of any obligations of each Party under this clause 15 shall be without prejudice to any accrued rights and obligations of the Parties under this clause 15.

16	Use of names

16.1	The Buyer undertakes (subject to any licence entered into by any Buyer’s Group Company) that as soon as reasonably practicable after Completion and in any event within:

(a)	twelve months of Completion it shall remove and cause the PLG Companies and each of their licensees and distributors to remove all Retained Trade Marks and any trade marks, trade names, brand marks, brand names, trade dress or logos relating to or confusingly similar to any Retained Trade Mark from all Artwork of the PLG Companies; and

(b)	six months of Completion it shall remove and cause the PLG Companies and each of their licensees and distributors to remove all Retained Trade Marks and any trade marks, trade names, brand marks, brand names, trade dress or logos relating to or confusingly similar to any Retained Trade Mark from all signs, billboards and advertising materials of the PLG Companies and from all, company names, trading names, stationery, internet websites, domain names, URLs or email addresses maintained by or on behalf of the Buyer or the Buyers’ Group save that it shall not, and shall procure that no member of the Buyer’s Group shall, in each case, during or after such period use any Retained Trade Mark:

(a)	for any purposes other than the purposes for which it is used as at Completion; or

(b)	in connection with any Music Publishing Activity.

16.2	Notwithstanding the provisions of clause 16.1 none of the Buyer, the Buyer’s Group or the PLG Companies shall be obliged during the Sell-Off Period to remove any Retained Trade Mark from any physical product which has been manufactured or produced (and marked with such Retained Trade Mark) prior to the Completion Date (“EMI Sell Off Product”). None of the Buyer, the Buyer’s Group or the PLG Companies shall sell or distribute any EMI Sell Off Product after the end of the Sell Off Period.

16.3	Notwithstanding the provisions of clauses 16.1 and 16.2, the Buyer undertakes that with effect from Completion it shall cease to use and shall remove and cause the PLG Companies to remove the trademarks “Virgin”, “EMI Music” and any related trade marks owned by or licensed to any member of the Retained Group and any trademarks, trade names, brand marks, brand names, trade dress or logos relating to or confusingly similar to such trade marks from all Artwork, signs, billboards and advertising materials of the PLG Companies and from all, company names, trading names, stationery, internet websites, domain names, URLs or email addresses maintained by or on behalf of the Buyer, the Buyer’s Group or any of the PLG Companies.

16.4	The Seller shall use its reasonable endeavours to procure, so far as it is able and is instructed by the Buyer to do so, that the PLG Companies shall, prior to Completion, and at the cost of the Buyer:

(a)	remove the trademarks “Virgin”, “EMI Music” and any related trademarks owned by or licensed to any member of the Retained Group and any trademarks, trade names, brand marks, brand names, trade dress or logos relating to or confusingly similar to such trade marks from all Artwork, signs, billboards and advertising materials of the PLG Companies and from all, company names, trading names, stationery, internet websites, domain names, URLs or email addresses maintained by or on behalf of PLG; and

(b)	replace such trademarks and related trademarks and such similar trademarks, trade names, brand marks brand names, trade dress or logo with such trademarks, trade names brand marks, brand names, trade dress or logo as may be, as soon as practicable after the date of this Agreement, reasonably notified to the Seller by the Buyer (“Buyer Names”), provided that the Seller shall have no obligation under or in respect of this clause 16.4 if the Buyer does not notify the Seller of the Buyer Names within a reasonable time period prior to Completion.

16.5	The Seller undertakes (subject to any licence entered into by any Seller’s Group Company) that as soon as reasonably practicable after Completion and in any event within six months of Completion it shall remove and cause the Retained Group Companies and each of their licensees and distributors to remove all Divested Trade Marks and any names, trademarks, trade names, brand marks, brand names, trade dress or logos relating to or confusingly similar to any Divested Trade Mark from all Artwork, signs, billboards and advertising materials of the Retained Group Companies and from all, company names, trading names, stationery, internet websites, domain names, URLs or email addresses maintained by or on behalf of the Seller or the Seller’s Group; save that it shall not, and shall procure that no member of the Seller’s Group shall, during or after such six month period use any Divested Trade Mark for any purposes other than the purposes for which it is used as at the date of this Agreement.

16.6	Notwithstanding the provisions of clause 16.5 none of the Seller, the Seller’s Group or the Retained Companies shall be obliged during the Sell-Off Period to remove any Divested Trade Mark from any physical product which has been manufactured or produced (and marked with such Divested Trade Mark) prior to the Completion Date (“PLG Sell Off Product”). None of the Seller, the Seller’s Group or the Retained Companies shall sell or distribute any PLG Sell Off Product after the end of the Sell Off Period.

17	Separation Committee

17.1	The Parties shall establish a committee (the “Separation Committee”), which shall be constituted by two senior employees from each of their respective Groups who have the necessary skills, knowledge and experience to consider any additional issues that may arise in relation to the subject matter of this Agreement, and to determine any disputes arising out of or in connection with this Agreement or any other Separation Document.

17.2	In the event of any dispute arising out of or in connection with this Agreement being referred to the Separation Committee in accordance with clause 17.1, the members of the Separation Committee shall use their respective best endeavours to consult and negotiate with one another, in good faith and, recognising their mutual interests, attempt to reach a settlement of the dispute satisfactory to both parties within the timeframe referred to in clause 25.

17.3	If the Separation Committee agrees upon a resolution or disposition of any dispute arising out of or in connection with this Agreement, the Separation Committee will sign a statement setting out the terms of the resolution or disposition and the Parties will ensure that the resolution or disposition is fully and promptly carried out.

17.4	The Separation Committee shall meet from time to time as agreed between the Parties.

17.5	The Separation Committee shall be entitled to invite any person to attend their meetings, and shall determine its own remit and procedures and otherwise regulate itself as it may consider appropriate.

18	Insurance Policies

18.1	In respect of any of the Insurance Policies, the Seller’s Group shall maintain in force such policies up to the Completion Date.

18.2	In the event that any PLG Company is, after Completion, entitled to claim under the Insurance Policies in relation to any matter arising prior to Completion, the Seller shall not, and shall procure that no Seller’s Group Company shall, knowingly do any act or thing which would prevent such PLG Company from exercising such entitlement.

18.3	The Buyer acknowledges and agrees that neither the Seller nor any Seller’s Group Company shall have any obligation after the Completion Date to pay any premium or other amount in relation to the Insurance Policies or to do any act or thing in relation to the Insurance Policies, and shall not have any liability whatsoever after the Completion Date to the PLG Companies, the Buyer or any other person in relation to the Insurance Policies including without limitation as a result of any failure by the insurers under the Insurance Policies to pay any claim made against the Insurance Policies at any time.

19	Interaction with other Separation Documents

19.1	In the event of any conflict or inconsistency between the provisions of this Agreement and any other Separation Document, the provisions of that other Separation Document shall prevail.

19.2	If, at any time after the date of this Agreement, any Party or any of its Group Companies is required, pursuant to this Agreement, to provide any service and is also required, pursuant to any other Separation Document, to provide the same or a similar or equivalent service, the relevant service shall, to the extent the two services are the same, similar or equivalent, be provided in accordance with the terms of such other Separation Document. For the avoidance of doubt, if any Party or any of its Group Companies is liable to pay a fee or charge for any service provided under any other Separation Document and is not liable to pay a fee or charge for such service (or any similar service) under this Agreement, such Party or Group Company (as the case may be) shall receive such service in accordance with such other Separation Document and shall not contend that it is permitted to receive such service for no fee or charge in accordance with this Agreement.

20	Costs

20.1	Except where this Agreement provides otherwise, each Party will pay its own costs and expenses relating to the negotiation, preparation, execution and performance by it of this Agreement and of each document referred to in it.

21	General

21.1	A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each Party.

21.2	The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by Applicable Law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by Applicable Law prevents further exercise of the right or remedy or the exercise of another right or remedy.

21.3	Each Party’s rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by Applicable Law.

21.4	Except as provided in clauses 21.5 and 22.3, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

21.5	Each Party’s Group Companies may enforce this Agreement subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999, but each Party will have management of any claim on behalf of its Group Companies.

21.6	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under Applicable Law in any jurisdiction, it will not affect or impair:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

21.7	Nothing in this Agreement and no action taken by the Parties under this Agreement is to be construed as constituting a partnership, joint venture or agency relationship between the Parties.

21.8	Each Party agrees to use its best endeavours following the date of this Agreement to ensure that it and its Group Companies do such acts and things as may reasonably be necessary, to the extent that such act or thing is within the power and control of that Party, for the purpose of giving to the other Party (and each of the other Party’s Group Companies) the full benefit of all relevant provisions of this Agreement.

21.9	Each of the Seller and the Buyer undertakes to the other that it shall, and shall procure that each of its Group Companies shall, comply fully with this Agreement.

21.10	Each Party warrants to the other Party that:

(a)	it is validly existing and is a company duly organised under the Applicable Laws of its jurisdiction of organisation;

(b)	the execution and delivery of, and the performance by it of its obligations under this Agreement will not result in a breach of any provision of its memorandum or articles of association or by Applicable Laws or equivalent constitutional documents; and

(c)	it has the power and authority to execute, deliver and perform its obligations under this Agreement and the transactions contemplated by them.

21.11	In the event that the PLG SPA terminates in accordance with its terms, this Agreement shall then lapse (other than clauses 14 (Disclosure and use of information), 20 (Costs) and 27 (Governing Law) which shall remain in full force and effect) and no party to this Agreement shall have any liability to any other party under this Agreement or in respect of the subject matter of this Agreement save in relation to the clauses of this Agreement which remain in force.

22	Entire Agreement

22.1	Subject to clause 22.4 and 22.5, this Agreement, the Tax Deed and the Separation Documents constitute the entire agreement between the Parties relating to their respective subject matters. They supersede all prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, between the Parties in relation to those subject matters.

22.2	Accordingly, subject to clause 22.4, each Party agrees that:

(a)	it has not entered into this Agreement or any other Separation Document in reliance on any representation other than as expressly set out in the relevant Separation Document and will not contend to the contrary; and

(b)	none of the other Party’s Group Companies or any employee, director, agent or officer of the other Party or any of the other Party’s Group Companies has any liability of any kind to the Party for any representations that are not expressly set out in the relevant Separation Document.

22.3	A Party’s Group Companies, and each employee, director or agent of a Party or any of its Group Companies may enforce the terms of this clause 22 subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

22.4	Nothing in this clause 22 will limit any liability of any Party arising from any fraud of such Party.

22.5	In case of any conflict or inconsistency between this Agreement and the provisions in the Tax Deed, the provisions in the Tax Deed shall prevail.

23	Assignment

The provisions of clause 24 (Assignment and Transfer) of the PLG SPA shall apply to this Agreement mutatis mutandis as if they were provisions of this Agreement.

24	Notices

24.1	Any communication to be given in connection with this Agreement shall be in writing in English except where expressly provided otherwise and shall either be delivered by hand or sent by first class prepaid post or by email. Delivery by courier shall be regarded as delivery by hand.

24.2	Such communication shall be sent to the address of the relevant party referred to in this Agreement or email address set out below or to such other address or email address as may previously have been communicated to the other party in accordance with this clause 24.2 and clause 24.5. Each communication shall be marked for the attention of the relevant person.

Party	Email address	Address	For the attention of:
Seller	[***]	[***]	[***]
Copy to SJ Berwin LLP	[***]	[***]	[***]
Buyer	[***]	[***]	[***]
Copy to:
Olswang LLP	[***]	[***]	[***]

24.3	A communication shall be deemed to have been served:

(a)	if delivered by hand at the address referred to in clause 24.2, at the time of delivery;

(b)	if sent by first class prepaid post to the address referred to in clause 24.2, at the expiration of two clear days after the time of posting; and

(c)	if sent by email to the email address specified in that clause at the time of completion of transmission by the sender.

If a communication would otherwise be deemed to have been delivered outside normal business hours (being 9:30 a.m. to 5:30 p.m. on a Business Day) in the time zone of the territory of the recipient under the preceding provisions of this clause 24.3, it shall be deemed to have been delivered at the next opening of such business hours in the territory of the recipient.

24.4	In proving service of the communication, it shall be sufficient to show that delivery by hand was made or that the envelope containing the communication was properly addressed and posted as a first class prepaid letter or that the email was transmitted to the correct email address, whether or not opened or read by the recipient.

24.5	A party may notify the other parties to this Agreement of a change to its name, relevant person, address or email address for the purposes of clause 24.2 provided that such notification shall only be effective on:

(a)	the date specified in the notification as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than five clear Business Days after the date on which notice is deemed to have been served, the date falling five clear Business Days after notice of any such change is deemed to have been given.

24.6	For the avoidance of doubt, the parties agree that the provisions of clauses 24.1, 24.2, 24.3, 24.4 and 24.5 shall not apply in relation to the service of any claim form, application notice, order, judgment or other document relating to or in connection with any proceeding, suit or action arising out of or in connection with this Agreement.

25	Dispute escalation

25.1	The resolution of any differences or disputes arising out of or in connection with this Agreement or any other Separation Document shall be as follows:

(a)	by either party referring the matter in dispute to the Separation Committee in the first instance, save that if the Separation Committee has not been constituted, in which case the process for referral to the chief executive officers at sub-paragraph (b) below shall apply immediately;

(b)	if after the expiry of ten Business Days from such referral the matter remains unresolved, then the matter shall be referred by either party to the chief executive officers of each of Warner Music Group Inc. and Universal Music Group Limited, who shall use their respective reasonable endeavours to resolve the dispute in accordance with the spirit and purport of the relevant Separation Document;

(c)

if after the expiry of ten Business Days from the time the matter in dispute was referred to the chief executive officers in accordance with clause 25.1(b) the matter remains unresolved, the chief executive officers shall agree whether the matter is one which is capable of resolution by an independent accountant. If they so agree, the provisions of Part 1 of Schedule 2 shall apply. If they fail to so agree within 10 further Business Days, the matter shall (unless the Parties agree otherwise or one Party refuses) be referred for mediation at the Centre for Effective Dispute Resolution in accordance with the provisions of Part 2 of Schedule 2; and

(d)	if the dispute fails to be resolved by mediation as further set out in the provisions of Part 2 of Schedule 2 or is not referred to mediation either Party may refer it to arbitration in accordance with the provisions set out in clause 26.

26	Arbitration

26.1	Subject to the provisions of clause 25 and Part 2 of Schedule 2, all disputes arising out of or in connection with this Agreement or any other Separation Document, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Arbitration Rules of the London Court of International Arbitration (“LCIA”), which are deemed to be incorporated by reference into this clause 26. The LCIA schedule of arbitration costs in effect at the commencement of the arbitration shall apply to any arbitration commenced pursuant to this clause 26.

26.2	The tribunal shall consist of a sole arbitrator to be appointed in accordance with the said rules of the LCIA.

26.3	The seat, or legal place, of arbitration shall be London. The language of the arbitration shall be English.

26.4	For the avoidance of doubt, if a dispute between the Parties is the subject to arbitration pursuant to this clause 26, the parties waive any right to refer any question of law or any right of appeal on the law and/or the merits to any court, to the extent that such waiver can validly be made.

26.5	Nothing in this Agreement shall be construed as preventing a party from seeking conservatory and/or interim relief in any court of competent jurisdiction in relation to this Agreement or any other Separation Document.

27	Governing Law

This Agreement and all non-contractual or other obligations arising out of or in connection with it are governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

28	Counterparts

This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

EXECUTED by the parties:

Executed on behalf of EGH1 BV acting by:

/s/ Andrew Brown
signature of director

Andrew Brown
print name of director

Director

in the presence of:

/s/ Matthew Pearson
signature of witness

Matthew Pearson
print name of witness

Address

SJ Berwin LLP

10 Queen Street Place

London

Occupation

Trainee Solicitor

Executed by WARNER MUSIC HOLDINGS

LIMITED acting by:

/s/ Paul Robinson
signature of director

Paul Robinson
print name of director

Director

in the presence of:

/s/ Thomas Marcotullio
signature of witness

Thomas Marcotullio
print name of witness

Address

75 Rockefeller Plaza

New York, NY 10019

Occupation

Lawyer